EXHIBIT 23.5

CONSENT OF TELESTO NEVADA INC.

We hereby consent to the reference in this Registration Statement on Form S-3 (the “Registration Statement”) to our technical report relating to US Gold’s Gold Pick-Gold Ridge project. We also consent to the reference to us under the heading “Experts” in the Registration Statement and any amendments thereto.

Telesto Nevada Inc.

/s/ TELESTO NEVADA INC.
Reno, Nevada
Dated: March 13, 2009